Exhibit 99.1

Vireo Growth Inc. to Acquire Planet 13 Holdings Inc.

Transaction expected to deepen Vireo's positions in Nevada and Florida, complement its growing Illinois platform, and further strengthen one of the industry's broadest multi-state cannabis operating platforms

MINNEAPOLIS, Minnesota and LAS VEGAS, Nevada, July 27, 2026 -- Vireo Growth Inc. (CSE: VREO) (OTCQX: VREOF) (“Vireo”), a leading vertically integrated cannabis company and agricultural markets platform, and Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13”), a leading vertically integrated multi-state cannabis company, today announced that they have entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which Vireo will, as a result of the merger contemplated thereby, acquire all of the issued and outstanding equity interests of Planet 13 (the "Transaction").

Subject to the satisfaction or waiver of the conditions in the Merger Agreement, the Transaction will be completed through a merger, pursuant to which each issued and outstanding share of common stock of Planet 13 (other than certain excluded shares as set forth in the Merger Agreement) will be converted into the right to receive 0.015383618 of a Vireo subordinate voting share, subject to the terms and conditions of the Merger Agreement. The price represents a 16.6% premium over Planet 13’s 20-day volume weighted average price per share as of July 24, 2026, the last trading day before the execution of the Merger Agreement, and a 24% premium over Planet 13’s closing price per share on such date.

The Transaction is subject to customary closing conditions, including obtaining Planet 13 stockholder approval which includes the affirmative vote of a simple majority of the votes cast by Planet 13 stockholders, excluding for this purpose the votes of shares of Planet 13 common stock held or controlled by persons required to be excluded under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, the effectiveness of a registration statement on Form S-4 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”), approval of the listing of the Vireo shares issuable in the Transaction by the Canadian Securities Exchange and applicable cannabis regulatory approvals.

Strategic Highlights

Upon closing, Vireo is expected to continue to strengthen its leadership positions in Nevada and Florida while adding to its presence in Illinois:

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Nevada: Adds Planet 13's flagship Las Vegas superstore, one additional dispensary, approximately 45,000 square feet of active cultivation and production capacity, and approximately 2.3 million square feet of expandable cultivation and production facilities. On a pro forma basis, including all previously announced Nevada transactions, Vireo is expected to operate approximately 17 dispensaries and approximately 150,000 square feet of active cultivation and production capacity in Nevada. The transaction also includes a distribution license and a cannabis consumption license.

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Florida: Adds approximately 33 dispensaries and two cultivation and production facilities totaling more than 76,000 square feet. On a pro forma basis, Vireo is expected to operate approximately 106 dispensaries and approximately 329,000 square feet of cultivation and production capacity in Florida, making Vireo the second-largest dispensary network in the state.

●	Illinois: Adds to Vireo's expected pending presence in Illinois, a limited license state, through the acquisition of a dispensary in Waukegan.

In total, the Transaction is expected to add 36 dispensaries, three active cultivation and production assets, expansion capabilities of up to 2.3 million square feet of cultivation and production in Nevada, a distribution license, and a cannabis consumption lounge license, and to significantly enhance Vireo’s operating scale in two key markets, Nevada and Florida, while strengthening its pending initial platform in Illinois.

Following completion of all previously announced and pending acquisitions, Vireo is expected to operate approximately 265 dispensaries across 15 states, with additional retail licenses providing future expansion opportunities, creating one of the industry's broadest and deepest retail footprints and positioning Vireo as the largest U.S. cannabis operator by dispensary count.

Management Commentary

"Planet 13 represents another significant milestone of our disciplined growth strategy," said John Mazarakis, Chief Executive Officer of Vireo. "These assets will deepen our existing footprint in Nevada and Florida, while complementing our developing platform in Illinois. Combined with our previously announced acquisitions, this transaction will further expand our scaled operating platform across attractive limited-license markets and reinforces our belief that disciplined consolidation can create long-term organic growth and meaningful shareholder value."

Larry Scheffler, Co-CEO of Planet 13, commented. “Our team built exceptional operations and brands across all the markets we serve, and we are proud of what we accomplished together. We believe Vireo is the right long-term steward for our business, with the operational expertise, financial discipline, and strategic vision to build on that foundation and continue delivering value for our stockholders.”

“Over the last several quarters, we strengthened our operating platform and prepared the business for this transaction. I want to thank our team for their dedication, hard work, and commitment to operational excellence, compliance, innovation, and customer experience. We look forward to working with Vireo to ensure a seamless transition for our employees, customers, and the communities we serve,” added Bob Groesbeck, Co-CEO of Planet 13.

Upon closing, Vireo expects to integrate the acquired operations into its existing platform and optimize the assets with a focus on operational efficiency, product quality and customer experience.

Approvals and Recommendation

The Planet 13 Board of Directors (“Planet 13 Board”) formed a special committee of independent and disinterested directors of Planet 13’s Board (the “Special Committee”) to evaluate and consider the Transaction. The Special Committee, advised by its own independent financial and legal advisors and following a comprehensive review, determined that the Transaction is in the best interest of Planet 13 and its stockholders and unanimously recommended that the Planet 13 Board approve the Transaction.

The Boards of Directors of both companies have unanimously approved the Transaction.

ATB Cormark Capital Markets provided the Special Committee with an opinion to the effect that, as of the date of such opinion, the consideration to be received by the Planet 13 stockholders (other than any stockholders who are interested parties or related parties in respect of the Transaction or any of their respective affiliates) pursuant to the Transaction is fair, from a financial point of view, to such Planet 13 stockholders, based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion.

The Merger Agreement also provides for a termination fee of US$1,800,000 payable by Planet 13 to Vireo in certain specified circumstances of termination of the Merger Agreement, such as a termination by Vireo in the event of an adverse recommendation change by the Planet 13 Board or Special Committee or a termination by Planet 13 to accept a superior proposal.

Subject to the satisfaction of all conditions to closing, upon completion of the Transaction, it is expected that the Planet 13 shares of common stock will be delisted from the Canadian Securities Exchange and withdrawn from the OTCQX Market and that Planet 13 will apply to cease to be a reporting issuer under applicable United States and Canadian securities laws.

About Planet 13

Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in Nevada, Illinois, and Florida. Home to the nation's largest dispensary, located just off The Strip in Las Vegas, Planet 13 continues to expand its footprint with the recent debut of its first consumption lounge in Las Vegas, DAZED!, the opening of its first Illinois dispensary in Waukegan, bringing unparalleled cannabis experiences to the Chicago metro area. Planet 13 operates dispensaries across Florida, a key market in its expansive footprint. Planet 13's mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13's stock trades on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH. To learn more, visit planet13.com.

About Vireo Growth Inc.

Vireo Growth Inc. (CSE: VREO; OTCQX: VREOF) is a leading vertically integrated cannabis company building a broad platform across cannabis and adjacent agricultural markets. Vireo operates cultivation, manufacturing, retail dispensaries, home delivery, distribution, and agricultural supply businesses across the United States, creating exposure to both cannabis and complementary adjacent markets. With operations in 10 states and approximately 170 dispensaries nationwide, Vireo combines disciplined capital allocation, strategic acquisitions, and local market execution to scale its platform and drive long-term shareholder value. Vireo is focused on expanding market share and strengthening its portfolio of consumer brands and services, while supporting the customers, employees, shareholders, and communities it serves. For more information about Vireo, visit www.vireogrowth.com.

Forward-Looking Information

This press release contains “forward-looking information” or “forward-looking statements” within the meaning of applicable United States and Canadian securities legislation (referred to herein as “forward-looking information”). Forward-looking information contained in this press release may be identified by the use of words such as “should,” “believe,” “estimate,” “would,” “looking forward,” “may,” “continue,” “expect,” “expected,” “will,” “likely,” “subject to,” and variations of such words and phrases, or any statements or clauses containing verbs in any future tense and includes statements regarding expectations around the proposed Transaction and the expected timing and benefits thereof; the expected closing date; the approximate value of the consideration to be paid in the Transaction; the satisfaction or waiver of the closing conditions set out in the Merger Agreement, including receipt of all regulatory approvals; the expectation that the shares of Planet 13 common stock will be delisted from the Canadian Securities Exchange and OTCQX Market and that Planet 13 will cease to be a reporting issuer under applicable U.S. and Canadian securities laws; and Vireo’s expectations around integration of the operations of its recent and announced acquisitions and timing thereof. These statements should not be read as guarantees of future performance or results. Forward-looking information includes both known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Vireo, Planet 13 or their respective subsidiaries to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements or information contained in this press release. Forward-looking information is based upon a number of estimates and assumptions of management, believed but not certain to be reasonable, in light of management’s experience and perception of trends, current conditions, and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although Vireo and Planet 13 believe that the expectations and assumptions on which such forward-looking information is based are reasonable, the reader should not place undue reliance on the forward-looking information because neither Vireo nor Planet 13 can give any assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to: risks related to receipt of necessary regulatory and third-party approvals for completion of the proposed Transaction; risks and uncertainties associated with the proposed Transaction, some of which are beyond Vireo’s and Planet 13’s control; Vireo’s and Planet 13’s ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the proposed Transaction; the effects of the proposed Transaction on Vireo, Planet 13 and the interests of various constituents; subject to the successful outcome of the proposed Transaction, the nature, cost, impact and outcome of pending and future litigation, other legal or regulatory proceedings, or governmental investigations and actions; risks related to the timing and content of adult-use legislation in markets where Vireo and Planet 13 currently operate; current and future market conditions, including the market price of the subordinate voting shares of Vireo; risks related to epidemics and pandemics; federal, state, local, and foreign government laws, rules, and regulations, including federal and state laws and regulations in the United States relating to cannabis operations in the United States and any changes to such laws or regulations; operational, regulatory and other risks; execution of business strategy; management of growth; difficulties inherent in forecasting future events; conflicts of interest; risks inherent in an agricultural business; risks inherent in a manufacturing business; liquidity and the ability of Vireo to raise additional financing to continue as a going concern; Vireo’s and Planet 13’s ability to meet the demand for flower in their various markets; Vireo’s ability to dispose of its assets held for sale at an acceptable price or at all; and risk factors set out in Vireo’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Planet 13’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on EDGAR with the U.S. Securities and Exchange Commission at www.sec.gov and filed with the Canadian securities regulators and available under Vireo’s and Planet 13’s respective profiles on SEDAR+ at www.sedarplus.com.

The statements in this press release are made as of the date of this release. Except as required by law, neither Vireo nor Planet 13 undertakes any obligation to update any forward-looking statements or forward-looking information to reflect events or circumstances after the date of such statements.

Legal and financial advisors

Eversheds Sutherland (US) LLP is serving as legal advisor to Vireo. DLA Piper (Canada) LLP is serving as Canadian legal advisor to Vireo. Cozen O’Connor is serving as legal advisor to Planet 13. Foley Hoag LLP is serving as legal advisor to the Special Committee and ATB Cormark Capital Markets is serving as financial advisor to the Special Committee.

Additional Information and Where to Find It

This press release is being made with respect to the Transaction. In accordance with the Merger Agreement, Vireo intends to file with the SEC the Registration Statement on Form S-4 which will include a proxy statement/prospectus and certain other related documents, which will serve as both the proxy statement to be distributed to Planet 13’s stockholders in connection with its solicitation for proxies for the vote by its stockholders in connection with the Transaction and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities to be issued to Planet 13’s equity holders in connection with the completion of the Transaction. Planet 13 also intends to file relevant materials with the SEC and applicable Canadian securities regulators, including preliminary and definitive proxy statements relating to the Transaction. The definitive proxy statement and other relevant documents will be mailed to Planet 13’s stockholders as of the record date established for voting on the Transaction. This communication is not a substitute for the Registration Statement, the definitive proxy statement/prospectus or any other document that may be filed with the SEC or be mailed to Planet 13 stockholders in connection with the Transaction.

BEFORE MAKING ANY DECISION, PLANET 13 STOCKHOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT AS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Any vote in respect of resolutions to be proposed at Planet 13’s stockholder meeting to approve Transaction or other proposals in relation to the Transaction should be made only on the basis of the information contained in Planet 13’s proxy statement/prospectus. You will be able to obtain a free copy of the Registration Statement, proxy statement/prospectus and other related documents (when available) filed with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of Planet 13’s website at https://investors.planet13.com/. The information found on, or otherwise accessible through, Planet 13’s website is not incorporated by reference into, nor does it form a part of, this press release or any other document that Planet 13 files with the SEC.

Participants in the Solicitation

Planet 13 and its directors and executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from Planet 13’s stockholders in connection with the Transaction. Information regarding Planet 13’s directors and executive officers is set forth under the captions “Proposal No. 1: Election of Directors,” “Corporate Governance,” “Executive Officers,” “Executive Compensation,” “Director Compensation,” “Executive Compensation Tables,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” in the definitive proxy statement for Planet 13’s Annual General Meeting of Stockholders, filed with the SEC on April 29, 2026 (the “Annual Meeting Proxy Statement”). To the extent the holdings of Planet 13’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC.

These documents may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of Planet 13’s website at https://investors.planet13.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Transaction will be included in the proxy statement/prospectus that Vireo expects to file in connection with the proposed transaction and other relevant materials Planet 13 may file with the SEC and applicable Canadian securities regulators.

Vireo, its directors, executive officers, other members of management, and employees, under SEC rules, may be deemed participants in the solicitation of proxies of Planet 13’s stockholders in connection with the Transaction. A list of the names of such directors and executive officers and information regarding their interests in Vireo is contained in the sections entitled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” and “Directors, Executive Officers and Corporate Governance” of Vireo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026, and which is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants will be contained in the Registration Statement when available.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. No securities commission or securities regulatory authority in the United States or any other jurisdiction has in any way passed upon the merits of the Transaction or the accuracy or adequacy of this communication.

For Vireo, contact:

Lynn Ricci

Director Investor Relations & Corporate Communications

investor@vireogrowth.com

For Planet 13, contact:

Robert Groesbeck or Larry Scheffler
Co-Chief Executive Officers
ir@planet13lasvegas.com

LodeRock Advisors Inc., Planet 13 Investor Relations
mark.kuindersma@loderockadvisors.com